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             [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]


                                                      May 24, 2001


Price Enterprises, Inc.
17140 Bernardo Center Drive, Suite 300
San Diego, California  92128


         Re: Price Enterprises, Inc., a Maryland corporation (the "Company") - Registration Statement on Form S-4, pertaining to shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of the Company to be issued in connection with the merger (the "Merger") of PEI Merger Sub, Inc. a Maryland corporation ("Sub"), with and into Excel Legacy Corporation, a Delaware corporation ("Legacy"), pursuant to that certain Agreement and Plan of Merger, dated as of March 21, 2001, between the Company, Sub and Legacy (the "Merger Agreement")
                  --------------------------------------------------------

Ladies and Gentlemen:

                  In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  We have acted as special Maryland corporate counsel to the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  1. The Registration Statement, including the related Joint Proxy Statement/Prospectus (the "Proxy") included therein;

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Price Enterprises, Inc.
May 24, 2001
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                  2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT"), consisting of Articles of Incorporation filed with the SDAT on November 17, 1997, Articles of Merger filed with the SDAT on December 31, 1997, Articles Supplementary filed with the SDAT on August 5, 1998 and the Articles of Amendment filed with the SDAT on June 7, 2000;

                  3. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

                  4. Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof (the "Board"), relating to (i) the sale, issuance and registration of the Shares, and (ii) the execution, delivery and performance of the Merger Agreement, certified as of the date hereof by an officer of the Company;

                  5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

                  6. A certificate executed by an officer of the Company, dated as of the date hereof;

                  7. The Merger Agreement, in the form attached to the Proxy as Annex A; and

                  8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

                  In expressing the opinion set forth below, we have assumed the following:

                  1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

                  2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                  3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Price Enterprises, Inc.
May 24, 2001
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party is a signatory, and the obligations of such party (other than the
Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

                  4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information as to matters of fact (but not legal conclusions) contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

                  5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter, as the same may be amended (the "Amended Charter") by the proposed amendments referred to in the Proxy as the "Enterprises merger charter amendments" (the "Merger Amendments") or the proposed amendment and restatement of the Charter (the "Issuance Amendments," together with the Merger Amendments, the "Amendments") as contemplated by the Articles of Amendment and Restatement attached as Annex E to the Proxy (the "Articles").

                  6. The issuance of the Shares and the Amendments will each be approved by the stockholders of the Company by the requisite vote at a duly called and held meeting, the Merger will be effected in accordance with the Merger Agreement and applicable law, and Articles of Amendment effecting the Merger Amendments or the Articles will be accepted for record by the SDAT (together, the "Corporate Proceedings").

                  Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion as of the date hereof that, upon completion of the Corporate Proceedings and when issued and delivered by the Company pursuant to and in accordance with the Merger Agreement, the Amended Charter, and the Resolutions, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and non-assessable.

                  The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Price Enterprises, Inc.
May 24, 2001
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herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Proxy entitled "Legal Matters."

                                   Very truly yours,

                                   /s/ Ballard Spahr Andrews & Ingersoll, LLP